Exhibit 10.1
FIRST AMENDMENT TO
CA, INC. 2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
          THIS AMENDMENT (the “Amendment”) is made effective November 19, 2008 by CA, Inc. (the “Company”).
WITNESSETH:
          WHEREAS, the Company maintains the CA, Inc. 2003 Compensation Plan for Non-Employee Directors (the “Plan”);
          WHEREAS, the Company desires to amend the 2003 Plan in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), and the US Treasury Regulations issued thereunder;
          WHEREAS, the Company reserves the right to amend the 2003 Plan from time to time
          NOW, THEREFORE, the 2003 Plan is hereby amended as follows:
Section 2.13: “Payment Commencement Date” means the first business day of the calendar year following the Director Service Year in which the Eligible Director ceases to be a member of the Board for any reason, including without limitation, resignation, removal, death or Disability, provided that such cessation of Board service must constitute a “separation from service” within the meaning of Section 409A of the Code.
Section 4.02(c)(ii): that portion of an Eligible Director’s Director Fees for a Director Service Year that is subject to a cash election made in accordance with Section 4.04 shall be paid in arrears in substantially equal quarterly cash payments as of the last business day of each fiscal quarter of the Company that ends within such Director Service Year, but in no event shall any such cash payments be paid later than two and one-half (2 1/2) months after the end of the calendar year in which the Director Service Year for which such Director Fees were earned.
Section 4.03(c): Payment of Stock Deferrals. Subject to Paragraph (d) of this Section 4.03, Shares in respect of Stock Deferrals credited to a Deferred Stock Compensation Account shall be issued in one lump-sum on the Payment Commencement Date, but in no event shall any such Shares be issued later than two and one-half (2 1/2) months after the end of the calendar year in which the Payment Commencement Date occurs.
Section 4.03(d): Election to Receive Installment Payments. An Eligible Director may elect, on a form and manner prescribed by the Committee, to be issued Shares in respect of his or her Stock Deferrals in annual installments rather than a lump sum, provided, however, that (i) such election is made and received by the Committee prior to December 31 of the year preceding the Director Service Year to which such Stock Deferrals pertain, and (ii) the payment period for the installment payments does not exceed ten (10) years following the Payment Commencement Date.

Section 4.03(e): Hardship Withdrawals. * * * For this purpose, an unforeseeable emergency is an unanticipated emergency caused by an event that is beyond the control of the Eligible Director, and that would result in severe financial hardship to the Eligible Director resulting from an illness or accident of the service provider, the service provider’s spouse, the service provider’s beneficiary, or the service provider’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the service provider’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider. In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the [Section?] 353 funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) of the Code may also constitute an unforeseeable emergency. The Eligible Director shall provide to the Committee such evidence as the Committee, in its discretion, may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted. The withdrawal shall be limited to the number of Shares necessary to meet the unforeseen financial hardship if the Eligible Director has an unexpected need for cash to pay for expenses incurred by him or her or a member of his or her immediate family (spouse and/or natural or adopted children), such as those arising from illness, casualty loss or death. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses, will not be considered to be the result of an unforeseen financial emergency.
Eligible Director resulting from an illness or accident of the service provider, the service provider’s spouse, the service provider’s beneficiary, or the service provider’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the service provider’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider. In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the Section 353 funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Code may also constitute an unforeseeable emergency. The Eligible Director shall provide to the Committee such evidence as the Committee, in its discretion, may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted. The withdrawal shall be limited to the number of Shares necessary to meet the unforeseen financial hardship if the Eligible Director has an unexpected need for cash to pay for expenses incurred by him or her or a member of his or her immediate family (spouse and/or natural or adopted children), such as those arising from illness, casualty loss or death. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses, will not be considered to be the result of an unforeseen financial emergency.

Section 409A. To extent an Eligible Director would otherwise be entitled to any payment that, under this Plan, constitutes “deferred compensation” subject to Section 409A, such payments shall be paid or provided to an Eligible Director only upon a “separation from service” as defined in Treasury Regulation §1.409A-1(h). Notwithstanding anything to the contrary in the Plan or elsewhere, any payment or benefit under this Plan that is exempt from Section 409A pursuant to Treasury Regulation §1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Eligible Director only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Eligible Director’s second taxable year following the taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year in which an Eligible Director’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
          IN WITNESS WHEREOF, the Company has caused this First Amendment to the 2003 Plan to be executed by its duly executed designated officers to be effective as of the date hereof.
CA, INC>

By:	/s/ Andrew Goodman

Andrew Goodman Executive Vice President, Global Human Resource

3